UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑ Soliciting Material Pursuant to § 240.14a-12

ABERCROMBIE & FITCH CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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The following was published by Abercrombie & Fitch Co. on February 20, 2014:

ABERCROMBIE & FITCH COMMENTS ON DIRECTOR NOMINATIONS
FROM ENGAGED CAPITAL

New Albany, Ohio, February 20, 2014: Abercrombie & Fitch Co. (ANF) today confirmed that Engaged Capital, which owns approximately 0.58% of the outstanding shares of Abercrombie & Fitch, has submitted notice to nominate five candidates to stand for election to the Abercrombie & Fitch Board of Directors at the Company`s 2014 Annual Meeting of Shareholders.

Arthur Martinez, the newly appointed Non-Executive Chairman of the Board, said, "Abercrombie & Fitch is committed to continued engagement with its shareholders, including regarding corporate governance matters. This commitment has already resulted in the appointment of three new, highly experienced independent directors and the separation of the positions of CEO and Chairman."

Martinez added, "As we have communicated during numerous discussions with Engaged Capital, I am committed, and the entire Abercrombie & Fitch Board is committed, to continue taking significant steps to strengthen and enhance corporate governance as the company moves into the next phase of growth."

Recently, the Board appointed three new independent directors - Arthur C. Martinez, former Chairman and CEO of Sears, Roebuck and Co., Terry Burman, former CEO of Signet Jewelers Ltd and Charles R. Perrin, former Chairman and CEO of Avon Products, Inc. Among other notable governance enhancements, the Board also separated the roles of Chairman of the Board and Chief Executive Officer, terminated the Company`s Shareholder Rights Plan, implemented majority voting in uncontested elections, established stock ownership guidelines for executive officers and directors, and established director resignation policies.

In addition, the Company created the position of Chief Operating Officer to ensure Abercrombie & Fitch is organized for renewed growth and success going forward, as well as brand president positions to oversee the Abercrombie & Fitch and abercrombie kids brands, and the Hollister brand, respectively. These brand presidents will support succession planning and will enable Abercrombie & Fitch to benefit from fresh perspectives on brand development, as the Company works to achieve its potential and strengthen its business.

Abercrombie & Fitch will review Engaged Capital`s director nominations as part of its normal process and will present its recommendation with respect to the election of directors in its proxy statement, which will be filed with the Securities and Exchange Commission at a later date. The date of the Company`s 2014 Annual Meeting of Shareholders has not yet been announced, and shareholders are not required to take any action at this time.

About Abercrombie & Fitch
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for men, women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids, Hollister Co. and Gilly Hicks brands. At the end of the 2013 fiscal year, the Company operated 843 stores in the United States and 163 stores across Canada, Europe, Asia and Australia. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

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IMPORTANT ADDITIONAL INFORMATION

Abercrombie & Fitch Co., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with Abercrombie`s 2014 Annual Meeting of Stockholders.  Abercrombie intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with such solicitation of proxies from Abercrombie shareholders.  ABERCROMBIE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of the Company`s directors and executive officers in the Company`s stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company`s website (www.abercrombie.com) in the section "Investors" or through the SEC`s website at www.sec.gov. Information can also be found in the Company`s other SEC filings, including the Company`s definitive proxy statement for the 2013 Annual Meeting, its Annual Report on Form 10-K for the year ended February 2, 2013 and subsequent Quarterly Reports on Form 10-Q.  Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company`s 2014 Annual Meeting.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC`s website at www.sec.gov. Copies will also be available at no charge at the Company`s website at http://www.abercrombie.com/anf/investors/investorrelations.html or by writing to Abercrombie & Fitch at 6301 Fitch Path, New Albany, Ohio 43054.

Media Contact:
Andy Brimmer / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Investor Contact:
Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com

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